Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF eFFECTOR THERAPEUTICS, INC.

eFFECTOR Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Corporation is eFFECTOR Therapeutics, Inc. The original Certificate of Incorporation of eFFECTOR Therapeutics, Inc. was filed with the Secretary of State of Delaware on October 2, 2020.

2. That the Board of Directors of said Corporation duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

THEREFORE, BE IT RESOLVED, that Article VII of the Certificate is hereby amended to read in its entirety as follows:

ARTICLE VII

LIABILITY

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, respectively, of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

3. That thereafter, pursuant to a resolution of the Board of Directors, the stockholders gave their approval of said amendment at a meeting of stockholders in accordance with the provisions of Section 211 of the DGCL.

4. This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on June 22, 2023, at which meeting the necessary number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

5. This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed as of this 23rd day of June, 2023.

eFFECTOR THERAPEUTICS, INC.

By:	/s/ Michael Byrnes
Name:	Michael Byrnes
Title:	Chief Financial Officer